As filed with the Securities and Exchange Commission on September 1, 2023.

Registration No. 333-222831

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-222831

UNDER

THE SECURITIES ACT OF 1933

NEXTIER OILFIELD SOLUTIONS LLC

(as successor in interest to NexTier Oilfield Solutions Inc.)

(Exact name of registrant as specified in its charter)

Delaware	38-4016639
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10713 W. Sam Houston Parkway N, Suite 800

Houston, Texas 77064

(281) 765-7100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Seth Wexler

Senior Vice President, General Counsel and Secretary

Patterson-UTI Energy, Inc.

10713 W. Sam Houston Parkway N, Suite 800

Houston, Texas 77064

(281) 765-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tull R. Florey

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

(346) 718-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

NexTier Oilfield Solutions LLC, a Delaware limited liability company (f/k/a Pecos Second Merger Sub LLC) (the “Company”), as successor in interest to NexTier Oilfield Solutions Inc., a Delaware corporation (“NexTier,” f/k/a Keane Group, Inc.), is filing this post-effective amendment (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (No. 333-222831) (the “Registration Statement”), which was filed with the Securities and Exchange Commission on February 2, 2018, registering an indeterminate amount of shares of common stock, par value $0.01 per share, of NexTier, and debt securities, and guarantees of debt securities, of NexTier and one or more NexTier subsidiaries named in such Registration Statement, to deregister any and all securities registered but unsold or otherwise unissued under such Registration Statement as of the date hereof.

On September 1, 2023, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of June 14, 2023 (as amended, the “Merger Agreement”), by and among Patterson-UTI Energy, Inc. (“Patterson-UTI”), Pecos Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Patterson-UTI (“Merger Sub Inc.”), the Company and NexTier, Merger Sub Inc. was merged with and into NexTier, with NexTier continuing as the surviving entity (the “First Company Merger”), and immediately following the First Company Merger, NexTier was merged with and into the Company, with the Company continuing as the surviving entity. Immediately following these mergers, the Company was renamed “NexTier Oilfield Solutions LLC.”

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by NexTier in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 1, 2023.

NEXTIER OILFIELD SOLUTIONS LLC

By: Patterson-UTI Energy, Inc., as sole member

By:	/s/ Seth Wexler
Seth Wexler
Senior Vice President, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment to Form S-3 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.